EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/22/08	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD'S ANNOUNCES QUARTERLY CASH DIVIDEND

OAK BROOK, IL – On May 21, 2008, McDonald’s Board of Directors declared a quarterly cash dividend of $0.375 cents per share of common stock payable on June 23, 2008 to shareholders of record at the close of business on June 9, 2008.

Upcoming Communications
McDonald's Annual Shareholders’ Meeting will be webcast live today at 9:00 a.m. Central Time on www.investor.mcdonalds.com.  An archived replay and podcast of the meeting will be available for a limited time.
Denis Hennequin, President – Europe and Don Thompson, President – USA will speak at the Goldman Sachs Lodging, Gaming, Restaurant and Leisure Conference on June 2, 2008 at 8 a.m. Eastern Time.  This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
McDonald’s tentatively plans to release May sales on June 9, 2008.

McDonald's is the leading global foodservice retailer with more than 31,000 local restaurants in more than 100 countries.  More than 75% of McDonald's restaurants worldwide are owned and operated by franchisees and affiliates.  Please visit our website at www.mcdonalds.com to learn more about the Company.

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